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                                                                 EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement"), dated as of March 28, 2005, is by and among HealthStream, Inc., a Tennessee corporation ("Buyer"), Mel
B. Thompson (the "Seller") and Data Management & Research, Inc., a Tennessee corporation (the "Company"). Capitalized terms used in this Agreement are defined as set forth in Annex A attached hereto. Buyer, Seller and the Company are sometimes referred to individually as a "Party" and collectively as the "Parties."

     WHEREAS, Seller owns 100 shares of common stock of the Company (the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Shares, for the consideration and on the terms set forth in this Agreement; and

     WHEREAS, the Company, in consideration of the anticipated benefits to be received by the Company in connection with the closing of the transactions contemplated hereby, and in order to induce Buyer to enter into this Agreement, has agreed to be a Party to this Agreement for certain purposes as set forth herein.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Agreement, the representations, warranties, conditions and promises hereinafter contained, and other consideration, the receipt and sufficiency of which consideration are hereby acknowledged, each of the Parties hereby agrees as follows:

                                   ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

     Section 1.1. Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Seller.

     Section 1.2. Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be $10,550,000, adjusted initially by the Estimated Closing Adjustment Amount and finally by the Closing Adjustment Amount. In accordance with Section 1.4(b), at the Closing, the Purchase Price, prior to adjustment by the Closing Adjustment Amount, shall be delivered as follows:

          (a) $8,950,000, adjusted by the Estimated Closing Adjustment Amount, if applicable, payable in cash by Buyer to Seller by wire transfer of immediately available funds (the "Cash Consideration");

          (b) $100,000, payable in cash by Buyer to the Escrow Agent by wire transfer of immediately available funds to be held pursuant to the Escrow Agreement (the "Cash Escrow");

          (c) the number of shares of HealthStream Stock having a value equal to $500,000, with the value of each share of HealthStream Stock to be equal to the Average Price (such HealthStream Stock delivered to Seller at the Closing, the "Closing Stock"); and

          (d) the number of shares of HealthStream Stock having a value equal to $1,000,000, with the value of each share of HealthStream Stock to be equal to the Average Price (such HealthStream Stock delivered to the Escrow Agent to be held pursuant to the Escrow Agreement, the "Escrow Stock").

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The Closing Adjustment Amount shall be paid by Buyer or Seller, as the case may be, following the Closing in accordance with Section 1.6.

     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238-3001 at 2:00 p.m. (local time) on the later of (i) the satisfaction or waiver of all the closing conditions set forth in Article V of this Agreement, or (ii) March 28, 2005, or at such other time and place as Buyer and Seller may agree in writing (the date of the Closing, the "Closing Date"). Subject to the provisions of
Article VI, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 1.3 will not result in the termination of this Agreement and will not relieve any Party of any obligations under this Agreement. In such event, the Closing will occur as soon as practicable, subject to Article VI.

     Section 1.4. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a) Seller shall deliver, or cause to be delivered, to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

               (ii) releases in substantially the form attached hereto as Exhibit A, executed by Seller and the Company Key Employees (the "Releases");

               (iii) a consulting agreement in substantially the form attached hereto as Exhibit B, executed by Seller (the "Consulting Agreement");

               (iv) employment agreements in substantially the form attached hereto as Exhibit C, executed by the Company Management Employees (the "Employment Agreements");

               (v) a noncompetition, nondisclosure and nonsolicitation agreement in substantially the form attached hereto as Exhibit D, executed by Seller (the "Noncompetition Agreement");

               (vi) an escrow agreement relating to the Cash Escrow in substantially the form attached hereto as Exhibit E, executed by Seller and the Escrow Agent (the "Cash Escrow Agreement"); and

               (vii) an escrow agreement relating to the Escrow Stock in substantially the form attached hereto as Exhibit F, executed by Seller and the Escrow Agent (the "Stock Escrow Agreement").

          (b) Buyer shall deliver, or caused to be delivered, to Seller or the Escrow Agent, as applicable:

               (i) the Cash Consideration to Seller by wire transfer of immediately available funds to an account specified in writing by Seller;

               (ii) the stock certificates for the Closing Stock to Seller;

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               (iii) the Cash Escrow Agreement, executed by Buyer and the Escrow
     Agent, together with the delivery to the Escrow Agent of the Cash Escrow by wire transfer to an account specified by the Escrow Agent;

               (iv) the Stock Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent of the stock certificates for the Escrow Stock;

               (v) the Consulting Agreement, executed by Buyer;

               (vi) the Employment Agreements, executed by Buyer; and

               (vii) the Noncompetition Agreement, executed by Buyer.

     Section 1.5. Estimated Closing Adjustment Amount.


          (a) The "Estimated Closing Adjustment Amount" (which may be a positive or negative number) will be an amount equal to (i) the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet (as prepared and delivered pursuant to Section 1.5(b) below), minus (ii) $0. If the Estimated Closing Adjustment Amount is negative, such amount will be subtracted from the cash portion of the Purchase Price payable by Buyer to Seller pursuant to
Section 1.4(b)(i). If the Estimated Closing Adjustment Amount is positive, such amount will be added to the cash portion of the Purchase Price payable by Buyer to Seller pursuant to Section 1.4(b)(i).

          (b) No earlier than five (5) Business Days and no later than one (1) Business Day prior to the Closing Date, Seller shall cause an estimated balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet") to be prepared and delivered to Buyer, which will be accompanied by an estimated calculation of the Working Capital of the Company as of the Closing Date.

     Section 1.6. Closing Adjustment Amount.


          (a) The "Closing Adjustment Amount" will be an amount (which shall be a positive number) equal to the difference between (i) the Working Capital of the Company as reflected on the Closing Balance Sheet and (ii) the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet. If the Working Capital of the Company as reflected on the Closing Balance Sheet is greater than the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet, then the Closing Adjustment Amount will be paid by wire transfer of immediately available funds by Buyer to Seller to the account specified by Seller. If the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet is greater than the Working Capital of the Company as reflected on the Closing Balance Sheet, then the Closing Adjustment Amount will be paid to Buyer to an account specified by Buyer from and to the extent of the Cash Escrow held by the Escrow Agent under the Cash Escrow Agreement, and any remaining amount payable to Buyer by wire transfer of immediately available funds by Seller to Buyer to an account specified by Buyer. Within three (3) Business Days after the calculation of the Closing Adjustment Amount becomes binding and conclusive on the Parties pursuant to Sections 1.6(c) and 1.6(d), Seller or Buyer, as the case may be, will make the payment provided for in this Section 1.6(a) and/or Buyer and Seller will deliver joint written instructions to the Escrow Agent under the Cash Escrow Agreement directing that the appropriate amount be paid to Buyer from the Cash Escrow with any remaining amount of the Cash Escrow, if any, being distributed to Seller. If the payment provided for in this Section 1.6(a) is not made within 10 Business Days after such Closing Adjustment Amount becoming binding and conclusive on a Party, interest at the rate of 5% per annum shall accrue and be payable on the Closing Adjustment Amount.

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          (b) Buyer shall prepare a balance sheet of the Company as of the
Closing Date (the "Closing Balance Sheet"), which will include a calculation of the Working Capital of the Company as of the Closing Date. Buyer shall deliver the Closing Balance Sheet to Seller within forty-five (45) days following the Closing Date (the date of such delivery, the "Delivery Date").

          (c) If within fifteen (15) days following the Delivery Date, Seller has not given Buyer written notice of his objection to the Closing Balance Sheet calculation (which notice must contain (i) a statement of Seller's calculation of the Company's Working Capital as of the Closing Date and (ii) the basis of Seller's objection), then the Working Capital amount reflected in the Closing Balance Sheet will be binding and conclusive on the Parties and will be used in computing the Closing Adjustment Amount.

          (d) If Seller duly gives Buyer such notice of objection within fifteen
(15) days following the Delivery Date, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Working Capital reflected in the Closing Balance Sheet within fifteen (15) days of Buyer's receipt of the objection notice from Seller, Seller and Buyer shall submit the issues remaining in dispute to Lattimore Black Morgan & Cain, PC (the "Independent Accountants") for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, will be final, binding and conclusive on Seller and Buyer; and (iii) Seller and Buyer shall pay equal percentages of the fees and costs of the Independent Accountants in connection with such determination, unless one Party's calculation of the Working Capital of the Company as of the Closing Date differs from the calculation of the Working Capital of the Company as of the Closing Date by the Independent Accountants by more than 33.33% in which case such Party shall then pay one-hundred percent (100%) of the Independent Accountant's fees and costs in connection with such determination. In the event that both Parties' calculation of the Closing Adjustment Amount differs from the determination of the Independent Accountant by more than 33.33%, then the Party whose calculation differs from the determination of the Independent Accountants by the greatest amount shall pay one-hundred percent (100%) of the Independent Accountant's fees and costs.

                                   ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

     Seller and the Company, jointly and severally, represent and warrant to Buyer as follows:

     Section 2.1. Organization and Good Standing.


          (a) Schedule 2.1(a) contains a complete and accurate list of the Company's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets and to perform all of its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the

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ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) True and complete copies of the Charter and Bylaws of the Company, as currently in effect, have been delivered to Buyer.

          (c) The Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for capital stock or other equity interests of, any Person.

     Section 2.2. Authority; No Conflict.


          (a) This Agreement constitutes the valid and binding obligation of each of Seller Parties, enforceable against each of Seller Parties in accordance with its terms. Upon the execution and delivery by Seller or the Company, respectively, of each document or instrument to be executed or delivered by Seller and the Company at Closing pursuant to Section 1.4(a) or any other provision of this Agreement (collectively, the "Seller Closing Documents"), each of the Seller Closing Documents will constitute the valid and binding obligation of Seller and the Company, as applicable, enforceable against Seller and the Company, as applicable, in accordance with its terms. The Company has all requisite corporate power and authority and Seller has all requisite power, authority and capacity, to execute and deliver this Agreement and the Seller Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby.

          (b) Except as set forth in Schedule 2.2(b), neither the execution and delivery of this Agreement by Seller Parties nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

               (i) conflict with or violate the Charter or Bylaws of the Company;

               (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller Party, or any of the assets owned or used by the Company, may be subject;

               (iii) cause the Company to become subject to, or to become liable for, the payment of any Tax;

               (iv) breach any provision of any Applicable Contract, or give any Person the right to declare a default under, exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Applicable Contract; or

               (v) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company.

          (c) Except as set forth in Schedule 2.2(c), no Selling Party is or will be required to give any notice to or obtain any consent or approval from
(i) any Governmental Authority, (ii) any party




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to any Applicable Contract, or (iii) any other Person, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 2.3. Capitalization. The authorized equity securities of the Company consist of 1,000 shares of common stock, of which 100 shares are issued and outstanding and are defined herein as the "Shares." Seller is and will be on the Closing Date the record and beneficial owner of the Shares, free and clear of any Liens. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Shares have not been issued in violation of, and, except as set forth in Schedule 2.3, the capital stock of the Company is not subject to, any preemptive or subscription rights or rights of first refusal. None of the Shares were issued in violation of the Securities Act or any other Legal Requirement. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Except as set forth in Schedule 2.3, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares. There are no voting trusts, proxies or other agreements to which any Seller is a party with respect to the voting or transfer of any Shares.

     Section 2.4. Financial Statements.


          (a) Attached as Schedule 2.4(a) are copies of (i) the unaudited balance sheets of the Company as of December 31 in each of 2002, 2003 and 2004, and the related unaudited income statements for the years then ended, (ii) an unaudited balance sheet of the Company as of December 31, 2004 (the "2004 Balance Sheet"), and (iii) an unaudited balance sheet of the Company as of February 28, 2005 and the related unaudited income statement for the two months then ended (the financial statements referred to in clauses (i), (ii) and (iii) above, including the notes thereto, if any, the "Financial Statements"), each of which are true and correct in all material respects. The Financial Statements fairly present in all material respects (and the financial statements to be delivered pursuant to Section 4.7 will fairly present in all material respects) the financial condition and results of operations of the Company as at the respective dates of and for the periods referred to in such Financial Statements. The 2004 Balance Sheet has been prepared in accordance with GAAP. The Financial Statements have been prepared from the books and records of the Company (which books and records are accurate and complete in all material respects) and reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.

          (b) Attached as Schedule 2.4(b) is a copy of a management representation letter, dated as of March 9, 2005, provided to Ernst & Young LLP (the "Management Representation Letter"). The Management Representation Letter is true and correct in all material respects.

     Section 2.5. Real Property.


          (a) The Company does not own any real property.

          (b) Schedule 2.5(b) lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license or other right to use (the "Leased Real Property"), and (ii) each agreement, contract or other arrangement under which the Company leases or otherwise has the right to use any such Leased Real Property (listing, with respect to each such agreement, the date of the agreement and any amendments thereto, any assignments thereof, the names of the parties to the agreement, the address of the Leased Real Property, the rentable square footage and annual rent thereunder, the expiration date, and the existence of any renewal terms). The


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Company enjoys peaceful and undisturbed possession of the Leased Real Property.
The Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person other than the Company.

          (c) The Leased Real Property, and the use of the Leased Real Property by the Company for the purposes for which it is currently being used, conforms to all applicable fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements. To the Knowledge of Seller Parties, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Company Business. All Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer and other necessary facilities and services.

     Section 2.6. Personal Property.


          (a) Except for the personal property of Seller set forth on Schedule 2.6(a) that will be distributed to Seller prior to the Closing (the "Seller Personal Property"), the Company has good and valid title to, or a valid and enforceable right to use under a contract listed in Schedule 2.15(a), all property and assets (whether tangible or intangible) used or held for use by the Company in connection with its business, including all such assets reflected in the 2004 Balance Sheet or acquired since December 31, 2004 (the "2004 Balance Sheet Date"), free and clear of all Liens other than (i) any Lien for Taxes not yet due and payable, (ii) any landlord's, carriers', warehousemen's, mechanics', materialmen's or similar Liens arising or incurred in the ordinary course of business with respect to obligations that are not yet due or delinquent, and
(iii) any Liens identified on Schedule 2.6(a) (the "Permitted Liens").

          (b) Each item of machinery, equipment, furniture, and other tangible personal property used or held for use by the Company in connection with its business is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is presently used. All such tangible personal property is in the possession of the Company.

     Section 2.7. Taxes.


          (a) The Company has timely filed all Tax Returns required to be filed by it in accordance with applicable Legal Requirements, other than any Tax Returns in respect of which the Company has been the beneficiary of any extension of time within which to file any such Tax Returns as disclosed on
Schedule 2.7(a). All such Tax Returns are true and complete. Except as set forth in Schedule 2.7(a), no such Tax Return has been audited or examined by any taxing authority, court or other Governmental Authority, and, to the Knowledge of Seller Parties, no such audit or examination is threatened. True and complete copies of such Tax Returns for the past three years and any examination reports and statements of deficiencies relating thereto assessed against or agreed to by the Company have been delivered to Buyer.

          (b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. All Taxes that the Company is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority or other Person. The (i) unpaid Taxes of the Company (computed consistent with the Company's historical accounting principles and practices provided that such principles and practices are consistent with applicable Tax law) do not

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exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the 2004 Balance Sheet (rather than in any notes thereto), and
(ii) reserve set forth on the 2004 Balance Sheet represents a reasonable estimate of the Taxes due with respect to the periods ended December 31, 2004.

          (c) There is no dispute or claim concerning (i) any Liability of the Company for additional Taxes, or (ii) any obligation of the Company to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any notice or other communication provided to the Company, or (y) as to which any Seller Party has Knowledge. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of the Company, threatened, with respect to the Taxes or Tax Returns of the Company. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company.

          (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due by the Company for any taxable period.

          (e) The Company does not have any liability for Taxes of any Person other than the Company (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law); or (ii) as a transferee or successor by contract or otherwise. The Company has not been a member of an "affiliated group" within the meaning of Section 1504(a) of the Code. The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement.

          (f) None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (g) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make payments, that (i) will not be deductible under Section 280G of the Code (including any payments required to be made in connection with the consummation of the transactions contemplated hereby), or (ii) to any employee that would not be deductible under Section 162 of the Code.

          (h) No closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable law has been entered into with respect to the Company or any of its assets.

          (i) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and the Company will be an S corporation until the consummation of the Closing.

          (j) There are no joint ventures, partnerships or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal income tax purposes.

          (k) The Company has no potential liability for any Tax under Section 1374 of the Code. The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other party) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

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     Section 2.8. Employees.


          (a) Schedule 2.8(a) sets forth a complete and accurate list of (i) each employee of the Company, including each employee on leave of absence or layoff status, and (ii) each director of the Company, giving, with respect to each such individual, name, job title, current annual salary with the Company, any bonuses paid by the Company in addition to such annual salary during the twelve (12) months preceding the date of this Agreement, vacation and sick leave that is accrued but unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (in each case, to the extent applicable).

          (b) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations in respect of its employees. The Company has not experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of Seller Parties, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company.

          (c) The Company is, and since January 1, 2002 (the "Compliance Date"), has been, in compliance with all Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, benefits, equal employment opportunity, anti-discrimination, immigration, occupational health and safety, unfair labor practices and collective bargaining, except where such noncompliance would not have a Material Adverse Effect.

          (d) Except as set forth in Schedule 2.8(d), the Company is not a party to any employment, non-competition, severance or other contract or agreement with any employee or director of the Company. To the Knowledge of Seller Parties, no employee or director of the Company is bound by any contract or agreement that purports to limit the ability of such director or employee to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company, or that requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

     Section 2.9. Employee Benefits.


          (a) Schedule 2.9(a) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any "employee benefit plan", within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or any beneficiaries thereof, or with respect to which the Company may have any Liability (the "Employee Benefit Plans").

          (b) Each Employee Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, except where such noncompliance would not have a Material Adverse Effect. The Company has timely paid all contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, nor, to the Knowledge of Seller Parties, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements with respect to any Employee Benefit Plan.

          (c) With respect to each Employee Benefit Plan, the Company has delivered to Buyer complete copies of each of the following documents; (i) a copy of each Employee Benefit Plan (including any amendments thereto); (ii) a copy of the three most recent Form 5500 and annual report, if any, required under ERISA or the Code; (iii) a copy of the most recent Summary Plan Description, if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); and (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service.

          (d) No Employee Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA or a plan that is subject to Title IV of ERISA.

          (e) None of the Employee Benefit Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

          (f) Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Knowledge of Seller Parties, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

          (g) Except as set forth in Schedule 2.9(g), the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) except for the Change in Control Payments, otherwise entitle any current or former director or employee of the Company to any severance pay, bonus payments or other payment from the Company.

          (h) There are no pending or, to the Knowledge of Seller Parties, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of Seller Parties, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

     Section 2.10. Compliance with Legal Requirements. Except as set forth on
Schedule 2.10, the Company is, and at all times since the Compliance Date, has been, in compliance with all Legal Requirements, including any Legal Requirements related to escheat laws, that are or were applicable to the operation of its business or the ownership or use of any of its assets, except where such noncompliance would not have a Material Adverse Effect. The Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.

     Section 2.11. Governmental Authorizations. Schedule 2.11 contains a true and complete list of each Governmental Authorization that is held by the Company. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 2.11, the Company is, and at all times since the Compliance Date, has been, in compliance with each such Governmental Authorization. Except as set forth in Schedule 2.11, the Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding
(a) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (b) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Governmental Authorizations listed in Schedule 2.11 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted.

     Section 2.12. Legal Proceedings; Orders.


          (a) Except as set forth in Schedule 2.12(a), there are no pending Proceedings or claims, whether oral or in writing (i) by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller Parties, except as set forth in Schedule 2.12(a), no such Proceeding or claim, whether oral or in writing, has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding or claim. Except as set forth in Schedule 2.12(a), there have not been any orders, judgments or decrees rendered against, or any settlements effected by, the Company in connection with any Proceedings or claims, whether oral or in writing, brought by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company.

          (b) There are no Orders outstanding (i) against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller Parties, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

     Section 2.13. Environmental Matters.


          (a) The Company is and has been in compliance with all Environmental Laws, and does not have any Liability under any Environmental Laws with respect to the Leased Real Property or any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or had an interest, except where such noncompliance or Liability would not have a Material Adverse Effect.

          (b) There are no Hazardous Materials present on or in the environment at the Leased Real Property. There has been no emission, disposal, discharge or other release or, to the Knowledge of Seller Parties, threat of release, of any Hazardous Materials at or from the Leased Real Property or, during the period of the Company's ownership or lease thereof, at, on, under or from any property formerly owned or leased by the Company.

          (c) The Company has not received any citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential violation of any Environmental Law, or any alleged, actual or potential obligation to undertake or bear the cost any Liabilities under any Environmental Law.

     Section 2.14. Insurance. Schedule 2.14 contains a true and complete list of
(a) all policies of property, fire and casualty, products liability, workers' compensation and other forms of insurance under which any of the assets or properties of the Company are covered or otherwise relating to the business of the Company, and (b) all life insurance policies covering the life of any employee of the Company for which the Company or any employee of the Company has paid any premiums. Such policies are in full force and effect, and the Company or such employee have paid all premiums due, and have otherwise performed all of its obligations under, all such policies of insurance. Neither the Company nor any employee of the Company has received any notice of (a) cancellation or intent to cancel, or (b) an increase or intent to increase premiums, with respect to such insurance policies, and is not aware of any basis for any such action. True and complete copies of such insurance policies have been made delivered to Buyer.

     Section 2.15. Contracts.


          (a) Schedule 2.15(a) lists each contract, agreement or other commitment to which the Company is a party or by which the Company is otherwise bound, excluding the agreements disclosed in Schedule 2.5(b), Schedule 2.8(d) and Schedule 2.16(c) (such contracts, agreements and obligations, together with the agreements disclosed in Schedule 2.5(b), Schedule 2.8(d) and Schedule 2.16(c), the "Applicable Contracts"):

          (b) Except as set forth in Schedule 2.15(b):


               (i) Each Applicable Contract is valid and binding and in full force and effect.

               (ii) The Company and, to the Knowledge of Seller Parties, each other party to any Applicable Contract is, and at all times since January 1, 2003, has been, in compliance with all applicable terms and requirements of each Applicable Contract, except where such noncompliance would not have a Material Adverse Effect.

               (iii) Since January 1, 2003, the Company has not given to, or received from, any other party to any Applicable Contract, any notice or other communication regarding any actual or alleged breach of or default under any Applicable Contract by the Company or any other party to such Applicable Contract.

          (c) True and complete copies of each of the Applicable Contracts have been delivered to Buyer.

     Section 2.16. Intellectual Property.


          (a) The term "Intellectual Property Assets" means all intellectual property owned, licensed (as licensor or licensee) or used by the Company, including:

               (i) the Company's name, all fictional business names, trade names, trade dress, registered and unregistered trademarks, registered and unregistered service marks, and applications for any of the foregoing (collectively, "Marks");

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable or unpatentable worldwide (collectively, "Patents");

               (iii) all registered and unregistered copyrights in both published works and unpublished works, and copyright applications (collectively, "Copyrights");


               (iv) all rights in Internet web sites and Internet domain names (collectively, "Internet Rights");


               (v) all computer software (excluding off-the-shelf software components licensed to the Company pursuant to non-negotiable standard form, mass-market or "shrink wrap" licenses involving payments of less than $3,000 on an annual basis) (the "Software");

               (vi) all confidential or proprietary know-how, information, customer lists, technical information, data, process technology, plans, drawings, and blue prints pertaining to the business of the Company and maintained by the Company as trade secrets (collectively, "Trade Secrets"); and

               (vii) all general know-how, business information, customer and supplier lists, technical information, data processing technology, plans, drawings and blue prints pertaining to the business of the Company but which are not Trade Secrets (collectively, "Business Knowledge").

          (b) Schedule 2.16(b) contains a true and complete list of the Intellectual Property Assets (other than the Trade Secrets) in each case listing, as applicable, (i) the title of the application or registration, (ii) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located, (iv) the application or registration number, (v) filing date, and (vi) whether each such Intellectual Property Asset is owned or licensed.

          (c) Schedule 2.16(c) contains a true and complete list of agreements and contracts under which the Company licenses any Intellectual Property Assets (as a licensor or licensee). The Intellectual Property Assets constitute all of the intellectual property necessary to the conduct of the Company business as currently conducted. The Company has good and valid title to, or a valid and enforceable right to use under an agreement listed in Schedule 2.16(c), each of the Intellectual Property Assets, free and clear of all Liens. The Company has the right to use without payment to a third party each of the Intellectual Property Assets, other than any payment required under any agreement listed in
Schedule 2.16(c). Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Buyer granting to any Person any right to or with respect to any Intellectual Property Assets; or (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

          (d) To the Knowledge of Seller Parties, none of the Intellectual Property Assets is infringed by any patent, proprietary right, trade name, trademark, trade dress, service mark, copyright, domain name or other intellectual property or proprietary right of any other Person or, to the Knowledge of Seller Parties, has been challenged or threatened in any way. None of the Intellectual Property Assets infringes or interferes with or is alleged to infringe or interfere with any patent, trade name, trademark, trade dress, service mark, copyright, domain name or other intellectual property right of any other Person, or misappropriates any trade secret or proprietary rights of any other Person.

          (e) There are no pending or, to the Knowledge of Seller Parties, threatened, Proceedings asserting that any of the Intellectual Property Assets is infringed by the intellectual property rights of any other Person or that any of the Intellectual Property Assets infringes or interferes with any intellectual property or proprietary rights of any other Person, or otherwise relating to the Intellectual Property Assets.

          (f) All Patents, Marks and Copyrights that have been registered, and all Internet Rights, are in compliance with all formal Legal Requirements (including the payment of any required maintenance fees), and are valid and enforceable.

          (g) The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller Parties, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of Seller Parties, the Business Knowledge has not been appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

          (h) To the extent that any work, invention or material relating to the business of the Company has been developed or created by any employee or third party for the Company, the Company has entered into a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all intellectual property in such work, including all Marks, Copyrights, Patents, Trademarks and Trade Secrets, material or invention by operation of law or by valid assignment. The Company has not licensed any computer software source code included in the Intellectual Property Assets to any Person in source code format.

          (i) Except as set forth in Schedule 2.16(i), all proprietary software of the Company conforms in all material respects to the specifications and documentation therefor and is otherwise in compliance with applicable law. No open source, public source or freeware software, code or other technology, or any modification or derivative thereof, including, without limitation, any version of any software licensed pursuant to any GNU general public license or limited general public license, was or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Intellectual Property Assets.

          (j) To the Knowledge of Seller Parties, the Company is not barred from seeking patents on material potentially patentable inventions by "on-sale" or similar bars to patentability or by failure to apply for a patent on such inventions within the time required.

     Section 2.17. Accounts Receivable. Attached as Schedule 2.17 are the accounts receivable of the Company as of March 22, 2005, and such accounts receivable and each account receivable that will be on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on Schedule 2.17 or on the accounts records of the Company as of the Closing Date, as the case may be (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the accounts receivable reflected as of the Closing Date than the reserve reflected in Schedule 2.17 represented of the accounts receivable reflected therein and will not represent a material adverse change in the composition of such accounts receivable in terms of aging). Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of set off, other than returns in the ordinary course of business, with any account debtor of an account receivable relating to the amount or validity of such account receivable.

     Section 2.18. Sufficiency of Assets. The assets of the Company constitute all of the assets, other than the Seller Personal Property, tangible and intangible, of any nature whatsoever, used in or necessary to operate the business of the Company in the manner presently conducted by the Company.

     Section 2.19. No Undisclosed Liabilities. Except as set forth in Schedule 2.19, the Company has no Liabilities except for Liabilities reflected or reserved against in the 2004 Balance Sheet and current Liabilities incurred in the ordinary course of business of the Company since the 2004 Balance Sheet Date.

     Section 2.20. Material Adverse Change. Since the 2004 Balance Sheet Date, there has not been any material adverse change in the business, operations, assets, results of operations or financial condition of the Company, and, to the Knowledge of Seller Parties, no event has occurred or circumstance exists that may reasonably be expected to result in such a material adverse change.

     Section 2.21. Absence of Certain Changes and Events. Except as set forth in
Schedule 2.21, since the 2004 Balance Sheet Date, (i) the Company has conducted its business in the ordinary course of business, and (ii) the Company has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the prior consent of Buyer pursuant to the provisions of Section 4.2(b).

     Section 2.22. Material Customers. Schedule 2.22 sets forth a true and complete list of (a) each of the top fifteen (15) customers of the Company (by volume in dollars of sales to such customers), for the twelve-month period ended December 31, 2004 (the "Material Customers"), and the amount of revenues accounted for by the Material Customers during such period. Since December 31, 2004, there has been no material adverse change in the business relationship of the Company with any Material Customer. The Company has not received any notice, and Seller Parties do not have any Knowledge, that any Material Customer has any intention to terminate or materially reduce services purchased from the Company on account of the transactions contemplated hereby or otherwise.

     Section 2.23. Transactions with Related Persons. Except as set forth in
Schedule 2.23, (i) neither Seller nor any employee, officer, or director of the Company, or any Related Person thereof (together, the "Company Related Persons"), is, or at any time since January 1, 2003 has been, involved in any business arrangement or relationship with, or otherwise is a party to any Applicable Contract (other than any employment or other agreements disclosed pursuant to Schedule 2.8(d)), and (ii) no Company Related Person owns, directly or indirectly, any property or right, tangible or intangible, used by the Company in the current conduct of its business.

     Section 2.24. Securities Laws Matters. Seller (i) understands that the shares of HealthStream Stock to be issued pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) understands that such shares will be characterized as "restricted securities" under the Securities Act and may be resold without registration under the Securities Act, only in certain limited circumstances, (iii) is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;
(iv) is acquiring HealthStream Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (v) is a sophisticated investor with knowledge and experience in business and financial matters, (vi) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of HealthStream Stock, (vii) is able to bear the economic risk and lack of liquidity inherent in holding HealthStream Stock, (viii) is an Accredited Investor and (ix) understands that the certificates evidencing the shares of HealthStream Stock to be issued pursuant to this Agreement will bear the following legend and the legend set forth in Section 7.5:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. Such shares have been acquired for investment and may not be offered for sale, sold, transferred, pledged or hypothecated in the absence of an effective registration statement covering such shares under the Securities Act or an opinion of counsel satisfactory to the Company that such registration is not required."

     Section 2.25. Brokers or Finders. Except as set forth in Schedule 2.25, Seller Parties have not incurred and will not incur any liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

     Section 2.26. HIPAA Compliance. The operations of the Company are compatible with, and if engaged indirectly by a Covered Entity (as defined at 45 CFR Section 160.103) would comply with, the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A and E) ("Privacy Standards"). The operations of the Company, as currently structured, are compatible with, and if engaged indirectly by a Covered Entity will comply, as of April 20, 2005, with the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C) ("Security Standards"). The Company has in effect agreements with its customers that satisfy the requirements of 45 CFR Section 164.504(e) and 45 CFR Section 164.314(a), such agreements permit the Company to provide its services effectively, and the Company is not in breach of any such agreements. The Company has not received any complaints from any person regarding the Company's or any of its agents, employees or contractors' uses or disclosures of, or security practices regarding, individually identifiable health-related information. None of the Company, the Company Management Employees or the Seller is aware of any misuse, improper disclosure or security incident (each as determined by reference to the Privacy Standards, Security Standards or state law, as applicable), by the Company or any of its agents, employees or contractors, involving individually identifiable health-related information.

     Section 2.27. Change in Control Payments; Transaction Expenses; Employee Benefit Plan Payments.


          (a) The aggregate amount of the Change in Control Payments equals $592,081.66. Schedule 2.27(a) identifies each Person, including any taxing authority, to whom any Change in Control Payment is owed or to whom any Change in Control Payment has been made, with the amount owed to such Person specified.

          (b) The aggregate amount of the Transaction Expenses equals $11,396.00. Schedule 2.27(b) identifies each Person to whom any Transaction Expense is owed or to whom any Transaction Expense has been made, with the amount owed to such Person specified.

          (c) The aggregate amount of the Employee Benefit Plan Payments equals $16,807.88. Schedule 2.27(c) identifies each Person, including any taxing authority, to whom any Employee Benefit Plan Payment is owed or to whom any Employee Benefit Plan Payment has been made, with the amount owed to such Person specified.

     Section 2.28. Disclosure. No representation or warranty or other statement made by any Seller Party in this Agreement, the certificate to be delivered pursuant to Section 5.1(h)(iv), and any other document or agreement delivered or to be delivered by any Seller Party in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted.

     Section 3.2. Authority and No Conflict.


          (a) This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each document and instrument to be executed and delivered at Closing by Buyer pursuant to Section 1.4(b) or any other provision of this Agreement (collectively, the "Buyer Closing Documents"), each of the Buyer Closing Documents will constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other corporate action on the part of Buyer is required to authorize the execution and delivery of this Agreement by Buyer, or the consummation of the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

               (i) conflict with or violate the Charter or Bylaws of Buyer;

               (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement applicable to Buyer or any Order to which Buyer may be subject; or

               (iii) breach any provision of any contract or agreement of Buyer, or give any Person the right to declare a default under, exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any such contract or agreement.

          (c) Buyer is not and will not be required to give any notice to or obtain any consent from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.3. Legal Proceedings; Orders. There are no Proceedings or claims pending or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no Orders outstanding or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

     Section 3.4. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     Section 3.5. Brokers or Finders. Except as disclosed on Schedule 3.5, Buyer has not incurred and will not incur any liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

     Section 3.6. Capitalization. The authorized HealthStream Stock consists of 75,000,000 shares, of which 20,667,515 shares were issued and outstanding at December 31, 2004. All of the issued and outstanding shares of HealthStream Stock have been duly authorized, are validly issued, fully paid and nonassessable. The shares of HealthStream Stock to be delivered as part of the Purchase Price, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     Section 3.7. SEC Reports. Buyer has filed with the SEC all forms, reports and documents (collectively, "Filings") required to be filed with the SEC by it pursuant to the Securities Act and the Exchange Act, all of which complied at the time filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superceded by a later Filing filed prior to the date hereof.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     Section 4.1. Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall cause the Company to (a) afford Buyer and its agents and representatives, and the agents and representatives of any Persons providing financing to Buyer in connection with the transactions contemplated hereby (collectively, the "Buyer Group"), full access, during regular business hours, to the Company's properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company, (b) furnish to the Buyer Group copies of all such contracts, books and records, and other existing document and data that the Buyer Group may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as the Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer Group, with Buyer Group's investigation of the properties, assets and financial condition of the Company. Buyer will be provided access prior to the Closing to the Company's employees, significant customers, significant suppliers, and other Persons having business relations with the Company, at such times and in the manner mutually agreed to by Buyer and Seller.

     Section 4.2. Operation of the Business of the Company.


          (a) Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date of this Agreement and the Closing Date, Seller shall cause the Company to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the Company's officers, employees, and agents, and maintain the Company's relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company, (iii) confer with Buyer prior to implementing operational decisions of a nature which are either material in respect of the business of the Company or outside the ordinary course of business, and (iv) upon reasonable request from Buyer, periodically report to Buyer concerning the status of the business, operations and finance of the Company.

          (b) Without limiting the generality of Section 4.2(a), except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of Buyer, take any of the following actions:

               (i) issue, sell, repurchase, redeem or acquire any shares of capital stock of the Company, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock;

               (ii) except for the distribution of the Seller Personal Property, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of the Company;

               (iii) adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company;

               (iv) amend the Charter or Bylaws of the Company;

               (v) except for the payment of the Change in Control Payments, pay or increase (except in the ordinary course of business) any salaries payable to any employee or director of the Company, or pay any bonuses to any employee or director of the Company;

               (vi) adopt, amend, or increase the payments or benefits under, any Employee Benefit Plan;

               (vii) except as set forth in Section 4.9, enter into, amend or terminate, or waive or assign any material right under (1) any contract or agreement of the Company having a value per contract, or involving payments by or to the Company, of at least $50,000 in the aggregate, (2) any contract or agreement with any Material Customer; (3) any joint venture, partnership or other similar agreement; (4) any agreement or contract with any Company Related Person, or (5) any other material contract or agreement.

               (viii) acquire assets or other properties of any Person outside of the ordinary course of business;

               (ix) except for the distribution of the Seller Personal Property, sell, lease, or otherwise dispose of any assets or properties of the Company other than dispositions of obsolete or unsaleable inventory or equipment in the ordinary course of business;

               (x) make any capital expenditure (or series of capital expenditures) or commitments for capital expenditures in excess of $10,000 individually or $25,000 in the aggregate;

               (xi) make any loans or advances to any Person, except for advances to employees of the Company for expenses incurred in the ordinary course of business;

               (xii) incur, assume, or guaranty any indebtedness for borrowed money or capitalized lease obligations in excess of $25,000 or outside of the ordinary course of business, consistent with past practice;

               (xiii) fail to keep in full force and effect insurance comparable in amount and scope to insurance now carried by the Company;

               (xiv) permit or allow any of the assets of the Company to be subject to any Lien other than any Permitted Lien;

               (xv) cancel, waive, settle or compromise any Proceeding disclosed in Schedule 2.12(a);

               (xvi) cancel, waive or settle any claims or rights with a value to the Company in excess of $10,000;

               (xvii) make any change in connection with its accounts payable or accounts receivable terms, policies or procedures;

               (xviii) make any material change in the accounting or tax methods used the Company; or

               (xix) enter into any agreement, whether oral or written, to do any of the foregoing.

     Section 4.3. Required Approvals; Reasonable Best Efforts. As promptly as practicable after the date of this Agreement, Seller shall, and shall cause the Company to, make all filings required by Legal Requirements to be made by the Company or Seller in order to consummate the transactions contemplated hereby, and to obtain all consents required in connection with the transactions contemplated hereby as set forth in Schedule 2.2(c). In addition, between the date of this Agreement and the Closing Date, each Party will use reasonable best efforts to cause the conditions in Article V to be satisfied.

     Section 4.4. Notification. Between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party in writing if such Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Party's discovery of, such fact or condition. If any such fact or condition requires any change to the Schedules, Seller Parties shall promptly deliver to Buyer a supplement to the Schedules specifying such change. In addition, between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party of the occurrence of any breach of any covenant of such Party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Section 5.1 or Section 5.2 impossible or unlikely. No disclosure pursuant to this Section 4.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

     Section 4.5. No Negotiation. Until such time as this Agreement is terminated pursuant to Section 8.1, Seller Parties shall not, and shall cause their respective representatives and agents not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any merger, consolidation, business combination or similar transaction involving the Company, or the sale of the business or assets of the Company (other than sales of inventory in the ordinary course of business), or the sale of any capital stock of the Company. Seller Parties shall notify Buyer of any such inquiry or proposal and the terms thereof within twenty-four (24) hours of receipt or awareness of the same by any Seller Party.

     Section 4.6. Payment of Indebtedness by Related Persons. Seller shall cause all indebtedness owed to the Company by Seller, the employees of the Company, or any Related Person thereof, to be paid in full prior to Closing.

     Section 4.7. Interim Financial Statements. Until the Closing Date, Seller shall cause the Company to deliver to Buyer within ten (10) calendar days after the end of each month an unaudited balance sheet of the Company as of the last day of such month and the related unaudited income statements for the month then ended prepared in a manner consistent with the Company's current practices.

     Section 4.8. Change in Control Payments. Prior to the Closing Date, Seller shall cause the Company to pay all Change in Control Payments.

     Section 4.9. Termination. Prior to the Closing Date, the Company shall take all necessary steps to terminate (a) the Data Management & Research, Inc. Change in Control Plan, dated August 1, 2000, (b) the Thompson Special Partnership, L.P., (c) the TSP Trust Agreement, (d) the Key Employee Agreements with each of Alan R. Houck, Tanya J. Thompson and Kevin Kelley, (e) the Key Staff Member Agreements with each of Robin Rose and Martha Thompson, and (f) the Data Management & Research, Inc. 401(k) Profit Sharing Plan, and shall provide satisfactory evidence to Buyer of such termination. Buyer understands that this
Section 4.9 requires only formal termination of the Data Management & Research, Inc. 401(k) Profit Sharing Plan and that final distributions, solely to the extent set forth on Schedule 4.9, may occur following the Closing Date.

     Section 4.10. Section 338(h)(10) Election.


          (a) Seller and Buyer shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income tax law (collectively, the "Section 338(h)(10) Elections") with respect to Buyer's purchase of the Shares.

          (b) To facilitate the Section 338(h)(10) Elections, Buyer shall deliver to Seller, prior to the Closing Date, drafts of Internal Revenue Service Form 8023 and any similar forms under applicable state, local and foreign income tax law (collectively, the "Forms"). Seller shall review such Forms and provide any proposed revisions to Buyer. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the Parties. The Forms, in the form reasonably agreed by the Parties, shall be duly executed by Seller and an authorized person for Buyer at the Closing. Buyer shall duly and timely file the Forms as prescribed by Treasury Regulations
Section 1.338(a)(10)-1 or the corresponding provisions of applicable state, local or foreign income tax law.

          (c) As soon as practicable after the Closing Date and at least 30 days prior to the due date and filing of Internal Revenue Service Form 8883 by either Party, Buyer shall provide Seller with a draft of Internal Revenue Service Form 8883, including the calculation and proposed allocation of the "Aggregate Deemed Sales Price" (as such term is defined in the Treasury Regulations) in a manner consistent with the requirements of Section 338 of the Code and the Treasury Regulations thereunder. Seller shall review such Form 8883 and provide any proposed revisions to Buyer at least 10 days prior to the due date of such Form 8883 for either Party. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the Parties. In the event the Parties reach agreement as to the information to be reflected on such Form 8883, the Form shall be revised and timely filed by each Party as required by law. Each of Buyer and the Company shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this
Section 4.10(c). In the event the Parties do not reach agreement on the information to be reflected on such Form, each Party shall provide to the other Party its final version of such Form and shall timely file its final version of such Form in the manner required by law.

     Section 4.11. S Corporation Status. The Company and Seller shall not revoke the Company's election to be taxed as an S Corporation within the meaning of Sections 1361 and 1362 of the Code and shall not take or allow any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

     Section 4.12. Anti-Dilution. In the event that, at any time within 90 days of the Closing Date, Buyer sells HealthStream Stock pursuant to an Equity Financing for a price per share less than the Average Price, then Buyer shall issue to Seller, without further consideration, stock certificates representing that number of shares of HealthStream Stock (rounded to the nearest whole number) equal to (a) $1,500,000 divided by the Equity Financing Price, minus (b) the sum of the Closing Stock and the Escrow Stock.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

     Section 5.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):

          (a) Representations and Warranties. (i) Each of the representations and warranties of Seller and the Company in Article II of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules made after the date hereof, and (ii) each of the representations and warranties of Seller and the Company in Article II of the Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

          (b) Covenants. All of the covenants and obligations that Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (c) Consents. All consents required to be obtained from, and all declarations or filings required to be made with, any Governmental Authority or other Person in connection with the transactions contemplated hereby, including those set forth on Schedule 2.2(c), must have obtained.

          (d) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Affiliate thereof, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated hereby.

          (e) No Claim regarding Stock Ownership or Sales Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares (except as otherwise contemplated herein).

          (f) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with or result in a violation of, or cause Buyer or any Affiliate thereof to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.

          (g) Officers and Directors. Each of the officers and directors of the Company must have resigned effective as of the Closing.


          (h) Closing Deliveries. Seller must have caused the documents and instruments required by Section 1.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

               (i) estoppel letters in substantially the form of Exhibit G, executed by each lessor leasing the Leased Real Property to the Company;

               (ii) the Charter and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of Tennessee;

               (iii) certificates dated as of a date not earlier than the third Business Day prior to Closing as to the good standing of the Company, executed by the appropriate officials of the jurisdiction of the Company's incorporation and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 2.1(a);

               (iv) a certificate dated as of the Closing Date, executed by Seller and the Company, certifying as to the satisfaction of the conditions set forth in Sections 5.1(a) and (b); and

               (v) such other documents as Buyer may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this
     Section 5.1, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

          (i) Due Diligence Review. Buyer must be reasonably satisfied with the results of its due diligence investigations with respect to the business, operations, affairs, prospects, properties, assets, Liabilities, and condition of the Company.

          (j) Material Adverse Change. Between the date hereof and Closing, there shall have been no material adverse change in the business, operations, prospects, assets, results of operations or condition of the Company, and no event shall have occurred or circumstance shall exist that may reasonably be expected to result in such a material adverse change.

     Section 5.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Seller):

          (a) Representations and Warranties. Each of the representations and warranties of Buyer in Article III of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

          (b) Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (c) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with, or result in a violation of, or cause Seller to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.

          (d) Closing Deliveries. Buyer must have delivered the documents and instruments required by Section 1.4(b) and the following documents to Seller:

               (i) the Charter and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of Tennessee;

               (ii) a certificate dated as of a date not earlier than the third Business Day prior to Closing as to the good standing of Buyer, executed by the Secretary of State of Tennessee;

               (iii) a certificate, dated as of the Closing Date, executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b); and

               (iv) such other documents as Seller may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 5.2, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.

                                   ARTICLE VI
                                   TERMINATION

     Section 6.1. Termination Events. By written notice given prior to or at the Closing, subject to Section 6.2, this Agreement may be terminated as follows:

          (a) by Buyer, in the event a material breach of this Agreement has been committed by any Seller Party and such breach has not been waived in writing by Buyer;

          (b) by Seller, in the event a material breach of this Agreement has been committed by Buyer, and such breach has not been waived in writing by Seller;

          (c) by Buyer, if the satisfaction of any of the conditions to Buyer's obligation to close the transactions contemplated hereby as set forth in Section
5.1 becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing on or before such date;

          (d) by Seller, if the satisfaction of any of the conditions to Seller's obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition in writing on or before such date;

          (e) by mutual consent of Buyer and Seller; and

          (f) by Buyer or Seller, if the Closing has not occurred on or before June 30, 2005, or such later date as the Parties may agree upon, unless the terminating party(ies) is in material breach of this Agreement.

     Section 6.2. Effect of Termination. Each Party's right of termination under
Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in this Article VI, Section 7.1, Section 7.2 and Article IX will survive; provided, however, that termination of this Agreement will not preclude a Party from bringing an indemnification claim against any other Party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such time and in such manner as the Parties may agree; provided, however, that in the case of announcements, statements or acknowledgments that any Party is required by applicable Legal Requirements to make, issue or release, the making, issuing or releasing of any such announcement, statements or acknowledgment by the Party so required to do by applicable Legal Requirements will not constitute a breach of this Agreement if such Party has given, to the extent reasonably possible, notice thereof to the other Parties not less than one (1) Business Day prior to such disclosure and has attempted, to the extent reasonably possible, to clear such announcement, statement or acknowledgment with the other Parties.

     Section 7.2. Non-Disclosure Agreement. The Mutual Confidentiality and Non-Disclosure Agreement, dated as of December 15, 2004, entered into by and between Buyer and the Company (the "Non-Disclosure Agreement") will remain in full force and effect following the date of this Agreement, whether or not the Closing occurs, in accordance with the terms thereof.

     Section 7.3. Customers and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller relating to the business of the Company, including relationships with suppliers, customers, landlords, creditors, lessors and employees. After the Closing, Seller will refer all customer inquiries relating to the business of the Company to Buyer.

     Section 7.4. Tax Matters.


          (a) Seller shall prepare or cause to be prepared all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, including the Tax Return for the short period ending on the Closing Date. Seller shall provide Buyer with a copy of such Tax Returns at least thirty (30) days prior to the due date for any such return and shall make any change requested by Buyer if Buyer has received an opinion of counsel that such historical practice is not in conformity with applicable law. Buyer shall execute and file such Tax Returns.

          (b) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, litigation or other Proceeding with respect to such Tax Returns. Such cooperation shall include Buyer's retention and (upon Seller's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding. Seller Parties shall retain all of their books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations.

     Section 7.5. Lock-Up Agreement.

          (a) Except with the prior written consent of Buyer, Seller will not, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), grant any right or warrant to purchase, lend, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of the risk of owning any shares of HealthStream Stock received pursuant to this Agreement for a period commencing on the date hereof and continuing until (i) in the case of the Closing Stock or any HealthStream Stock issued pursuant to
Section 4.12, the date that is 12 months following the Closing Date, and (iii) in the case of the Escrow Stock, the date that is 18 months following the Closing Date. The foregoing sentence shall not apply to the transfer of any or all of such shares of HealthStream Stock owned by Seller, either during his lifetime or on death, by gift, will or intestate succession to the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his immediate family; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes and delivers to Buyer an agreement stating that the transferee is receiving and holding the shares of HealthStream Stock subject to the provisions of this Section, and there shall be no further transfer of such shares of HealthStream Stock except in accordance with this Section. Seller also agrees and consents to the entry of stop transfer instructions with Buyer's transfer agent and registrar against the transfer of such shares of HealthStream Stock except in compliance with the foregoing restrictions.

          (b) Seller understands that the certificates evidencing the shares of HealthStream Stock to be issued pursuant to this Agreement will bear the following legend:

         "The shares represented by this certificate are subject to contractual restrictions on transfer expiring after a specified holding period, pursuant to that certain Stock Purchase Agreement dated as of March 28, 2005 (the "Agreement"), by and among the

         HealthStream, Inc. (the "Issuer"), Data Management & Research, Inc. and Mel B. Thompson. Prior to the expiration of such holding period, such shares may not be sold, transferred or assigned and the Issuer shall not be required to give effect to any attempted sale, transfer or assignment except to the extent such sale, transfer or assignment is in compliance with the Agreement. Upon the written request of the holder of this certificate, the Issuer agrees to remove this restrictive legend (and any stop order placed with the transfer agent) when the holding period has expired."


                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1. Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Article V, and any other certificate or document delivered pursuant to this Agreement will survive the Closing to the extent contemplated by Section 8.6. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.

     Section 8.2. Indemnification by Seller Indemnifying Persons. Subject to the terms and conditions of this Article VIII, Seller and (subject to the last sentence of this Section 8.2) the Company (the "Seller Indemnifying Persons"), jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (collectively, the "Buyer Indemnified Persons"), and shall reimburse the Buyer Indemnified Persons for, any losses, liabilities, claims, diminution of value, damages, and expenses (including reasonable attorneys' fees and expenses), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made in Article II of this Agreement, the Schedules attached hereto (including any supplements thereto), the certificate to be delivered by Seller and the Company pursuant to
Section 5.1(h)(iv), and any certificate or document delivered at Closing by Seller Parties pursuant to this Agreement;

          (b) any breach of any covenant or obligation of Seller Parties in this Agreement; and

          (c) any liability or obligation for Taxes payable for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (i) payable by the Company or (ii) for which the Company otherwise has any liability or obligation as a transferee or successor, or pursuant to any contractual obligation or otherwise.

Notwithstanding the foregoing, on and after the Closing, the obligation of the Company to indemnify the Buyer Indemnified Persons will terminate and be of no further force and effect.

     Section 8.3. Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless Seller and Seller's Affiliates, Related Persons, agents and representatives (collectively, the "Seller Indemnified Persons"), and shall reimburse Seller Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Buyer in this Agreement, the certificate to be delivered by Buyer pursuant to Section 5.2(d)(iii), and any certificate or document delivered at Closing by Buyer pursuant to this Agreement; and

          (b) any breach of any covenant or obligation of Buyer in this Agreement.

     Section 8.4. Limitations on Indemnification by Seller Indemnifying Persons. Notwithstanding anything contained herein to the contrary, the obligation of Seller Indemnifying Persons to indemnify the Buyer Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:

          (a) Seller Indemnifying Persons will not have any indemnification liability under Section 8.2(a) until the total amount of Damages incurred or suffered by the Buyer Indemnified Persons hereunder is at least $50,000 (the "Basket"), after which Seller Indemnifying Persons will have indemnification liability for the total amount of Damages;

          (b) any indemnification claims brought by or on behalf of the Buyer Indemnified Persons must be brought within the time periods set forth in Section 8.6(a) below;

          (c) except for liabilities arising out of Sections 2.2(a) (Authority),
2.3 (Capitalization), 2.7 (Taxes), other than liabilities relating to Tennessee state and local taxes resulting from the Section 338(h)(10) Elections, and 2.9 (Employee Benefits), and subject to Section 8.10, the Seller Indemnifying Persons' maximum aggregate liability under Section 8.2(a) shall not exceed $1,000,000; and

          (d) subject to Section 8.10, the Seller Indemnifying Persons' maximum aggregate liability under Section 8.2(a) with respect to liabilities arising out of Sections 2.2(a) (Authority), 2.3 (Capitalization), 2.7 (Taxes) and 2.9 (Employee Benefits) shall not exceed $10,550,000.

     Section 8.5. Limitations on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, the obligation of Buyer to indemnify Seller Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:

          (a) Buyer will not have any indemnification liability under Section 8.3(a) until the total amount of Damages incurred or suffered by Seller Indemnified Persons hereunder exceeds the Basket, after which Buyer will have indemnification liability for the total amount of Damages;

          (b) any indemnification claims brought by or on behalf of Seller Indemnified Persons must be brought within the time periods set forth in Section 8.6(b) below; and

          (c) subject to Section 8.10, Buyer's maximum aggregate liability under
Section 8.3(a) shall not exceed $1,000,000.

     Section 8.6. Time Limitations.


          (a) If the Closing occurs, Seller Indemnifying Persons will have no indemnification liability under this Article VIII with respect to (i) any claims made under Section 8.2(a) or (ii) any claims made under Section 8.2(b) relating to any covenant or obligation to be performed and complied with by Seller Parties on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that (x) any claims with respect to Sections 2.7, 2.9 and 2.13 made under Section 8.2(a), or any claims made under Section 8.2(c), may be made at any time prior to the seventh (7th) anniversary of the Closing Date; and (y) any claims with respect to Sections 2.2(a) and 2.3, or a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.

          (b) If the Closing occurs, Buyer will have no indemnification liability under this Article VIII with respect to (i) any claim made under
Section 8.3(a) or (ii) any claims made under Section 8.3(b) relating to any covenant or obligation to be performed and complied with by Buyer on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; provided, however, that any claim for indemnification or reimbursement made under Section 8.3(b) not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.

     Section 8.7. Procedure for Indemnification - Third Party Claims.


          (a) Promptly after receipt by an indemnified party under Section 8.2 or Section 8.3, as the case may be (an "Indemnified Person"), of notice of the assertion of any third-party claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify such Person under Section 8.2 or Section 8.3, as the case may be (an "Indemnifying Person"), of the assertion of such third-party claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.7(a) of the assertion of a third-party claim, the Indemnifying Person will be entitled to participate in the defense of such third-party claim and, to the extent that the Indemnifying Person wishes (unless
(i) the Indemnifying Person is also a Person against whom the third-party claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim), by providing written notice thereof to the Indemnified Person within ten (10) days of the delivery of such notice pursuant to Section 8.7(a), to assume the defense of such third-party claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees of other counsel or any other expenses of any Indemnified Person with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-party claim, (x) such assumption will conclusively establish for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification, and (y) no compromise or settlement of such third-party claims may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person by any Indemnified Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and the Indemnified Person will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim may adversely affect such Indemnified Person other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third-party claim, but the Indemnifying Person will not be bound by any determination of any third-party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) With respect to any third-party claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Persons and Indemnifying Persons shall render to each other such assistance as they may reasonably require of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

          (e) With respect to any third-party claim subject to indemnification under this Article VIII, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its reasonable best efforts, in respect of any third-party claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     Section 8.8. Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and will be paid promptly after such notice.

     Section 8.9. Materiality Qualifications. For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article VIII (but not for purposes of determining whether a representation or warranty has been breached), the terms "material," "materiality," and "Material Adverse Effect" will be disregarded.

     Section 8.10. Other Actions. Notwithstanding anything to the contrary in this Article VIII, any liabilities arising from criminal activity, willful misstatements, willful omission, willful breaches, willful nonfulfillments and willful violations or for fraud shall survive the periods set forth in Section
8.6 and shall not be subject to the limitations on liability set forth in Sections 8.4 and 8.5.

     Section 8.11. Exclusive Remedy. Each of the Parties agrees that its sole recourse for any breach or default hereunder, or for any other matter as to which indemnification is provided to it in this Article VIII, shall be limited to (a) the indemnification provisions set forth herein, (b) any equitable relief to which it is entitled, and (c) any action based on the fraud or willful misconduct of any Party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     Section 9.1. Expenses. Buyer shall bear its costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Buyer's agents and representatives and all transfer, documentary, sales, use or other similar Taxes arising in connection with the transactions contemplated hereby. The Company shall bear the costs and expenses of Seller Parties incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Seller Parties' agents and representatives; provided, however, that in no event shall such costs, fees and expenses exceed the amount set forth on Schedule 2.27(b).

     Section 9.2. Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.2.

     Section 9.3. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (a) personally, (b) by national overnight courier with confirmation of next-day delivery or (c) by facsimile and will be deemed given (i) when so delivered personally, (b) if sent by national overnight courier, two (2) days after the date of mailing, to the addresses set forth below or (c) if sent by facsimile, upon confirmation of transmission by the transmitting equipment (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

                  If to Seller or the Company (prior to the Closing Date):

                           Mel B. Thompson
                           508 Autumn Springs Court, Suite 1D
                           Franklin, Tennessee 37067
                           Facsimile: 615-224-1575

                  with a copy to:

                           Waller Lansden Dortch & Davis, PLLC
                           511 Union Street, Suite 2700
                           Nashville, Tennessee 37219
                           Attn:  George W. Bishop III
                           Facsimile: 615-244-6804

                  If to Buyer or the Company (following the Closing Date):

                           HealthStream, Inc..
                           209 10th Avenue South, Suite 450
                           Nashville, Tennessee 37204
                           Attn:  Legal Department
                           Facsimile:  615-301-3200

                  with a copy to:

                           Bass, Berry & Sims PLC
                           315 Deaderick Street, Suite 2700
                           Nashville, Tennessee 37238-3001
                           Attn:  J. Page Davidson
                           Facsimile:  615-742-2753

     Section 9.4. Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) and the Non-Disclosure Agreement constitute the entire agreement among the Parties and supersede all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the Parties to this Agreement.

     Section 9.5. Waiver; Remedies Cumulative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

     Section 9.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the Agreement shall be deemed modified to the least extent necessary and not in a manner that would deprive any Party of the benefit of its bargain.

     Section 9.7. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any Party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

     Section 9.8. Jurisdiction. The Parties agree that the state and federal courts located in Davidson County, Tennessee, will be the sole venue and will have sole jurisdiction for the resolution of all disputes arising hereunder. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

     Section 9.9. Governing Law. This Agreement will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.

     Section 9.10. Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

     Section 9.11. Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                       BUYER:
                       HEALTHSTREAM, INC.

                       By:               /s/ Robert A. Frist, Jr.
                                --------------------------------------------
                       Name:    Robert A. Frist, Jr.
                       Its:     Chief Executive Officer


                       SELLER:


                                /s/ Mel B. Thompson
                       --------------------------------------------
                       Mel B. Thompson


                       COMPANY:
                       DATA MANAGEMENT & RESEARCH, INC.

                       By:               /s/ Mel B. Thompson
                                --------------------------------------------
                       Name:    Mel B. Thompson
                       Its:     President/CEO

                          ANNEXES, EXHIBITS & SCHEDULES

Annexes
Annex A                    Defined Terms
Annex B                    Working Capital as of December 31, 2004

Exhibits
Exhibit A                  Form of Release
Exhibit B                  Form of Consulting Agreement
Exhibit C                  Form of Employment Agreement
Exhibit D                  Form of Noncompetition Agreement
Exhibit E                  Form of Cash Escrow Agreement
Exhibit F                  Form of Stock Escrow Agreement
Exhibit G                  Form of Estoppel Letter

Schedules

                                     ANNEX A

                                  DEFINED TERMS

     Capitalized terms used in this Agreement have the meanings set forth below:

     "2004 Balance Sheet" has the meaning set forth in Section 2.4.


     "2004 Balance Sheet Date" has the meaning set forth in Section 2.6.


     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Applicable Contracts" has the meaning set forth in Section 2.15(a).

     "Average Price" means the average closing price of HealthStream Stock on The Nasdaq Stock Market's National Market System for the 30 trading days immediately prior to the second trading day prior to the Closing Date.

     "Basket" has the meaning set forth in Section 8.4(a).

     "Business Day" means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or required to be closed.

     "Business Knowledge" has the meaning set forth in Section 2.16(a)(vii).

     "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     "Buyer Closing Documents" has the meaning set forth in Section 3.2(a).

     "Buyer Group" has the meaning set forth in Section 4.1.

     "Cash Escrow" has the meaning set forth in Section 1.2.

     "Cash Escrow Agreement" has the meaning set forth in Section 1.4(a)(vi).

     "Cash Consideration" has the meaning set forth in Section 1.2.

     "Change in Control Payments" means any payments made or to be made by the Company to the Company Key Employees or any other Person pursuant to that certain Data Management & Research, Inc. Change in Control Plan dated as of August 1, 2000 or otherwise as a result of the consummation of the transactions contemplated by this Agreement, including any Taxes paid or payable by the Company as a result of such payments.

     "Closing" has the meaning set forth in Section 1.3.

     "Closing Balance Sheet" has the meaning set forth in Section 1.6(b).

     "Closing Date" has the meaning set forth in Section 1.3.

     "Closing Stock" has the meaning set forth in Section 1.2.

     "Closing Adjustment Amount" has the meaning set forth in Section 1.6(a).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Management Employees" means Alan Houck, Tanya Thompson, Kevin Kelley, Robin Rose, Gary Tomcik, Nicholas Dowd and Martha Thompson.

     "Company Key Employees" means Alan Houck, Tanya Thompson, Kevin Kelley, Robin Rose, Martha Thompson and any other employee of the Company who has rights under an agreement or plan upon a change in control of the Company.

     "Compliance Date" has the meaning set forth in Section 2.8(c).

     "Consulting Agreement" has the meaning set forth in Section 1.4(a)(iii).

     "Company Related Persons" has the meaning set forth in Section 2.23.

     "Copyrights" has the meaning set forth in Section 2.16(a)(iii).

     "Damages" has the meaning set forth in Section 8.2.

     "Delivery Date" has the meaning set forth in Section 1.6(b)


     "Employee Benefit Plans" has the meaning set forth in Section 2.9(a).

     "Employee Benefit Plan Payments" means any payments made or to be made by the Company to any Person in connection with or as a result of the termination of the Employee Benefit Plans (including payments made under the safe harbor provisions thereof) pursuant to Section 4.9, including any Taxes paid or payable by the Company as a result of such payments.

     "Employment Agreements" has the meaning set forth in Section 1.4(a)(iv).

     "Environmental Laws" means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment.

     "Equity Financing" means a financing by Buyer through the issuance of shares of HealthStream Stock and specifically excludes the issuance of shares of HealthStream Stock (a) pursuant to awards (including but not limited to options and restricted stock) granted to employees, officers or directors of, or consultants to, Buyer or any Affiliate of Buyer pursuant to Buyer's stock incentive plans or stock option plans, (b) pursuant to or upon conversion, exercise or exchange of any convertible securities, options, warrants or other stock purchase rights issued or granted prior to the date of this Agreement, (c) pursuant to a merger, consolidation, acquisition or similar business combination, (d) in connection with any stock split, stock dividend, recapitalization or the like, (e) pursuant to any borrowing, direct or indirect, or any lease arrangement, from financial institutions or other persons by Buyer, including any type of loan or payment evidenced by any type of debt instrument, or (f) in connection with strategic transactions that are not for the purpose of raising equity financing for Buyer and involve Buyer and other entities having a business relationship with Buyer, including joint ventures and marketing and distribution arrangements.

     "Equity Financing Price" means the price per share of HealthStream Stock sold in an Equity Financing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity that is considered a single employer with the Company under Section 414 of the Code.

     "Escrow Agent" means SunTrust Bank, or any successor named pursuant to the Cash Escrow Agreement or Stock Escrow Agreement.

     "Escrow Consideration" means the Cash Escrow and the Escrow Stock.


     "Escrow Stock" has the meaning set forth in Section 1.2.

     "Estimated Closing Adjustment Amount" has the meaning set forth in Section 1.5(a).

     "Estimated Closing Balance Sheet" has the meaning set forth in Section 1.5(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Filings" has the meaning set forth in Section 3.7.

     "Financial Statements" has the meaning set forth in Section 2.4.

     "Forms" has the meaning set forth in Section 4.10(b).

     "GAAP" means generally accepted accounting principles for financial reporting in the United States.

     "Governmental Authority" means any domestic or foreign federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

     "Governmental Authorization" means any consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

     "Hazardous Materials" means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, and (b) any other chemicals, materials or substances defined or regulated as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "biohazardous waste," "biomedical waste," "medical waste," "sharps," "contaminant," "pollutant," "toxic waste", "toxic substance" or words of similar import, under any Environmental Law.

     "HealthStream Stock" means Buyer's common stock, no par value per share.

     "Indemnified Person" has the meaning set forth in Section 8.7(a).

     "Indemnifying Person" has the meaning set forth in Section 8.7(a).

     "Independent Accountants" has the meaning set forth in Section 1.6(d).

     "Intellectual Property Assets" has the meaning set forth in Section
2.16(a).

     "Internet Rights" has the meaning set forth in Section 2.16(a)(iv).

     "Knowledge of Buyer" (and any similar expression) means any matters actually known by, or which should be known following reasonable inquiry by, the executive officers or directors of Buyer.

     "Knowledge of Seller Parties" (and any similar expression) means any matters actually known by, or which should be known following reasonable inquiry by, Seller or any Company Management Employee.

     "Leased Real Property" has the meaning set forth in Section 2.5(b).

     "Legal Requirements" means any domestic or foreign federal, state, local or municipal laws, ordinances, codes or regulations.

     "Liability" or "Liabilities" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     "Lien" means any charge, claim, lien, option, pledge, security interest, mortgage, or other encumbrance.

     "Management Representation Letter" has the meaning set forth in Section 2.4(b).

     "Marks" has the meaning set forth in Section 2.16(a)(i).

     "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or that would reasonably be expected to have, a material adverse effect on the business, operations, prospects, assets, results of operations or financial condition of the Company in an amount in excess of (a) $10,000 individually or (b) $25,000 in the aggregate when combined with any breach of any representation or warranty made in Article II of this Agreement that contains a materiality qualification.

     "Material Customer" has the meaning set forth in Section 2.22.

     "Noncompetition Agreement" has the meaning set forth in Section 1.4(a)(v).

     "Non-Disclosure Agreement" has the meaning set forth in Section 7.2.

     "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

     "Party" has the meaning set forth in the first paragraph of this Agreement.

     "Patents" has the meaning set forth in Section 2.16(a)(ii).

     "Permitted Liens" has the meaning set forth in Section 2.6(a).

     "Person" means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

     "Privacy Standards" has the meaning set forth in Section 2.26.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     "Purchase Price" has the meaning set forth in Section 1.2.

     "Related Person" means, with respect to any individual, (a) such individual's spouse, siblings, children, sibling's children, or parents, and (b) an entity, the beneficiaries, stockholders, partners or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).

     "Releases" has the meaning set forth in Section 1.4(a)(ii).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Standards" has the meaning set forth in Section 2.26.

     "Section 338(h)(10) Elections" has the meaning set forth in Section
4.10(a).

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Seller Closing Documents" has the meaning set forth in Section 2.2(a).

     "Seller Indemnified Persons" has the meaning set forth in Section 8.3.

     "Seller Indemnifying Persons" has the meaning set forth in Section 8.2.

     "Seller Parties" means Seller and the Company.


     "Seller Personal Property" has the meaning set forth in Section 2.6(a).

     "Shares" has the meaning set forth in the Recitals of this Agreement.

     "Software" has the meaning set forth in Section 2.16(a)(v).

     "Stock Escrow Agreement" has the meaning set forth in Section 1.4(a)(vii).

     "Taxes" means any income, payroll, employment, excise, property, franchise, withholding, social security, unemployment, disability, sales, use, transfer or other tax, fee, assessment, charge or duty of any kind, and any interest, penalties, additions or additional amounts thereon, imposed, assessed or collected by or under the authority of, any Governmental Authority.

     "Tax Returns" means any returns, information returns, reports, statements, schedules, notices, forms or other documents or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Trade Secrets" has the meaning set forth in Section 2.16(a)(vi).

     "Transaction Expense" means all costs, fees and expenses incurred by the Company, other than the Change in Control Payments, that are or will become payable upon the Closing or otherwise in connection with the transactions contemplated by this Agreement and the Seller Closing Documents or that were incurred in anticipation of or in the course of the transactions contemplated by this Agreement and the Seller Closing Documents, including without limitation
(1) the fees and expenses of Waller Lansden Dortch & Davis, PLLC (which are in the amount set forth in Schedule 2.27(b)), and (2) the fees and expenses of Byrd, Proctor & Mills, P.C. (which are in the amount set forth in Schedule 2.27(b)).

     "Working Capital" means the current assets of the Company minus the current liabilities of the Company (including all accruals for unpaid Taxes and all accruals relating to Employee Benefit Plans), as determined in accordance with GAAP, after taking into account the payment or accrual of the Change in Control Payments, Transaction Expenses and Employee Benefit Plan Payments. For illustration purposes, the Working Capital of the Company as of December 31, 2004, without taking into account the payment of the Change in Control Payments, Transaction Expenses, and Employee Benefit Plan Payments, is set forth on Annex B.